Exhibit 99.1
VistaCare To Challenge CMS Ruling in Indiana
SCOTTSDALE, Ariz., Oct. 17, 2005 — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced that it is challenging a decision by the Centers for Medicare and Medicaid Services (CMS) involving programs in Indianapolis and Terre Haute, Indiana.
“Today we have been notified by CMS of their plans to decertify our hospice care programs in Indianapolis and Terre Haute, effective Oct. 15, 2005,” said Richard R. Slager, Chairman and Chief Executive Officer. “This decision follows limited surveys of our Indianapolis program by the Indiana Department of Health and is predicated on alleged compliance issues tied to paperwork and documentation. The quality of our care is not — and never has been — in question, and to jeopardize the continued hospice care of our patients by requiring that they be discharged is unreasonable, arbitrary, and ultimately detrimental to the communities we serve. As such, we are vigorously pursuing remedies to mitigate or overturn this decision.”
The notice of decertification provides a 30-day window of time during which VistaCare will continue to be reimbursed for care provided to patients in these two programs. No Medicare or Medicaid reimbursement will be provided, however, to any new admissions, effective with the notice of the decertification. All surveys and subsequent reports have pertained to VistaCare’s program in Indianapolis, but the decertification also impacts the VistaCare program in Terre Haute because the two share the same Medicare provider number.
“Throughout the history of these programs, our regulatory survey record has been nearly spotless, with no material regulatory compliance issues,” said Roseanne Berry, R.N., Chief Compliance Officer and Founder. “We believe this decision is based on erroneous findings during the survey process, which are in no way representative of the quality of this program and contrary to the best interests of the 340 patients and their families we currently serve in these affected programs.”
“Given the past and current contributions of these programs to the Indiana community and the questionable and highly irregular survey results upon which the CMS decision was based, we are pursuing all potential avenues to have this decision reversed, and we’re also evaluating options to allow these patients and families to remain under our care, thereby minimizing the impact of this decision on our patients, our employees, and our company, as a whole,” Slager said.
In estimating the financial impact of this decertification, Slager reiterated that VistaCare will continue to be reimbursed for current patients over the next 30 days during which time the Company will explore multiple alternatives for remediation.
“While we have no assurances as to the timeline for resolution or to what extent we’ll be permitted to continue serving these 340 patients and their families beyond this 30-day period, we’re aggressively pursuing all available options and will provide updates on our progress towards resolution.”
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Conference Call
VistaCare will host a conference call and webcast on Tuesday, October 18, 2005 at 6:00 a.m. Pacific Time to discuss these developments. The dial in number for the conference call is 800-257-6566 for domestic participants and 303-262-2140 for international participants.
A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11042437#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contain in this press release regarding VistaCare, Inc.’s business which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “should,” “expect,” “hope,” “designed to,” “anticipate,” “plan,” “reserve,” “expectations,” “look forward” and similar expressions identify forward looking statements, which speak only of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, including hospice Cap calculations for both current and past years, difficulties predicting patients’ length of stay including days pro-ration for service at third-party hospice providers, potential inability to increase patient enrollment at certain facilities and estimating potential reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other health care professionals, VistaCare’s dependence on patient referral sources, increasing competition, the ability to effect any change in the CMS decertification decision, and other factors detailed in the section identified as “Factors that May Affect Future Results,” or “Risk Factors” in the Company’s most recently filing of the Form 10-Q, Form 10-K, or other filings with the Securities Exchange Commission.

Company Contact:	Investor Contacts:	Media Contacts:
Rick Slager, CEO of	Doug Sherk/Jennifer Beugelmans	Sheryl Seapy
VistaCare	EVC Group	EVC Group
(480) 648-4530	(415) 896-6820	(949) 608-0841
ir@vistacare.com	dsherk@evcgroup.com	sseapy@evcgroup.com